Exhibit 10.5

Helping You Do More of What You Do Well! 5300 N. Braeswood, #370 Phone 713 780 0806 Houston, TX 77096-3317 Fax 800 861 1175 www.clearfinancials.com E mail steven@clearfinancials.com

July 9, 2013

Pat Ginther

Owner

Brown Book Shop, Inc.

1517 San Jacinto

Houston, TX 77002

Dear Pat:

It was a pleasure to meet with you today and discuss the findings in our report. This letter is an amendment (the “Amendment”) to our engagement letter dated April 9, 2013 (the “Agreement”).

Clear Financial Solutions, Inc. (“Firm”) will provide the following services to Brown Book Shop, Inc. (“Client”), effective July 15, 2013:

➢	Store management services – general manager duties
➢	Bookkeeping services – provided by CFS
➢	Online marketing management
➢	Human resources and payroll management
➢	Logistics – automation, etc
➢	Leasing support and project management
➢	Aggressive sales management

Our efforts would be led by Noah Davis and Steven Plumb, with Noah primarily responsible for the day to day performance of these services.

1.	Our fee for these services would be as follows:

1.1.	Base management fee of $12,500 per month, due on the 1st of the month, plus reasonable expenses as defined below, plus;

1.2.	Quarterly Bonus fee equal to 7 per cent of all book sales in excess of the Base Sales (“Book Sales Bonus”). During 2013, the Base Sales will exclude sales to ASME and NEC. Therefore, if no additional sales are produced beyond the Base Sales, taking into account ASME and NEC activity, then no bonus is paid, plus;

1.3.	Bonus fee equal to 10 percent of any incremental sub lease income derived from subleasing additional space in the building currently under lease to Client (“Lease Bonus”).

1.4.	The Base Sales is defined as the average of the sales recorded in the months of April 2013, May 2013 and June 2013 which is equal to $111,492.00.

1.5.	In addition, Client will reimburse Firm up to $200 per month for reasonable expenses such as travel, mileage, photocopies, long distance, postage and supplies. This does not include airfare between Los Angeles and Houston, which is included in the base fee.

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2.	The term of the contract is for one year and is automatically renewed unless written notice is provided to Firm 60 days in advance of the end of the term. Parties agree to maximize their relative positions in 9 months.

3.	However, either Client or Firm may cancel the contract after 125 days without cause, and all obligations under this agreement shall terminate.

4.	Offer to Purchase Client

4.1.	During the first eight months of this Agreement, in the event Client receives a bona fide written offer (the “Purchase Offer”) to purchase either the Client or the majority of the assets of Client and Client wishes to accept such Purchase Offer, Client will forward the same to Firm, who will have 15 days from the date it has received a copy of the Purchase Offer from Client (Offer Period”) to exercise this Right of First Refusal to purchase the Client or majority of the assets of the Client as the case may be in accordance with all of the terms of said Purchase Offer; provided, however, (i.) the feasibility period will be at least 10 days even if a shorter feasibility period is contained in the Purchase Offer; and (ii) any such contract with Firm shall have the following language even if it is not contained in the Purchase Offer:

4.2.	SELLER AND PURCHASER EACH STIPULATE AND AGREE THAT (A) PURCHASER IS A SOPHISTICATED PURCHASER OF BUSINESSES AND ASSETS SIMILAR TO THOSE OF SELLER, (B) THE TERMS OF THIS SECTION 4 ARE A MATERIAL PART OF THIS AGREEMENT AND HAVE BEEN SPECIFICALLY READ AND UNDERSTOOD BY PURCHASER, (C) THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THIS SECTION 4 HAS BEEN FREELY NEGOTIATED, AND (D) PURCHASER HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 4 SHALL SURVIVE CLOSING.

4.3.	At any time during the Offer Period, Firm may accept the Firm Offer by giving written notice of such acceptance to Client In the event that the Firm Offer is not accepted during the Offer Period and in the manner provided for herein, Client may sell the Client and/or Assets to the Purchaser without regard to this right of first refusal.

5.	Confidentiality

The Firm and its agents agree to treat the Client’s information as confidential.

6.	Other

6.1     The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract.

6.2     Client and its subsidiaries or affiliates, agree not to solicit for employment or outside contracting any employee or contractor of the Firm. Client must request permission from the Firm to discuss possible employment opportunities with a Firm employee or contractor. If Client hires an employee or contractor of the Firm without seeking permission to speak to the Firm contractor or employee, Client will pay the Firm a fee equal to the 100% of the annual full time compensation of the employee or contractor hired by the Client. If Client seeks permission to speak to a Firm employee or contractor prior to initiating conversations with said employee or contractor, and Client subsequently hires the Firm employee or contractor, Client will pay Firm a fee of 75% of the annual full time compensation of the employee or contractor. Any fees due under this clause are payable prior to the first day of employment of the Firm employee or contractor with Client.

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7.	Guarantee

Firm represents and warrants to Company that all services, work and deliverables to be performed hereunder shall be performed in a professional and workmanlike manner to the highest industry standards. Firm makes no guarantees or representations regarding any particular result or outcome based on services provided.

8.	Other Matters

8.1.	Based upon the terms and conditions contained in this Agreement, you are engaging Firm to perform business and management consulting services at such places and times as may be reasonably agreed to by Firm. It is expressly understood and agreed that no provisions of this Agreement, nor any act of the parties, shall be interpreted to create any relationship between Firm and Client other than that of independent contractor. Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving services under this Agreement. Firm agrees he will not disclose any proprietary or confidential information acquired from the Company under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Client. This Agreement shall commence on first date referenced above and shall continue indefinitely until such time as either Firm or the Client terminates the Agreement as provided below. Client shall process payments to Firm bi-weekly for all undisputed invoices presented by Firm under this Agreement but in no case shall Firm be paid later than fifteen (15) days after the receipt of such undisputed invoices.

8.2.	The parties agree that this Agreement constitutes the entire Agreement between the Client and the Firm and that it supersedes any and all prior or contemporaneous Agreements between the parties, either written or oral, with respect to the transactions contemplated within this Agreement. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties to this Agreement. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties to this Agreement and any such waiver will not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach will not constitute or be considered as a waiver of any similar or other breach or default thereafter. The parties agree that the term of this contract is one year. This contract will automatically renew after one year unless cancelled in writing by Client 60 days in advance of the term of the contract.

8.3.	The Client expressly understands and agrees that the Firm, or any of its employees, will not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation or entity other than the Client regardless of the nature of the business of the other person, The Client understands and agrees that the Firm will not be prevented or barred from retaining other persons or entities to provide services of the same nature as or similar nature to those described in this Agreement or of any nature whatsoever.

8.4.	This Agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this Agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.

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8.5.	Please be aware, however, that none of the services provided can be relied upon to detect errors, irregularities, or illegal acts that may exist. However, we will inform the appropriate level of management of any errors that come to our attention or any irregularities or illegal acts that come to our attention.

8.6.	If you are in agreement, please sign the agreement and remit the first month’s fee, of $12,500.

8.7.	We are prepared to begin this work immediately.

8.8.	Client agrees to allow Firm to announce them as a new client in the Firm’s newsletter.

8.9.	All invoices are due 15 days from the date of the invoice.

8.10.	Attorneys’ Fees. If at any time a Party hereto shall employ counsel to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Agreement, or to enforce any rights of such Party hereunder, then, in each of such events, the prevailing party, upon entry of a final judgment by a Court having jurisdiction, agrees to pay reasonable attorneys’ fees and any expenses, costs and charges relating thereto.

Please indicate your acceptance of the above understanding by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with Brown Book Shop, Inc.

Sincerely,

Clear Financial Solutions, Inc. by

/s/ Steven M. Plumb

Steven M. Plumb, CPA

Reviewed and accepted:

/s/ Pat Ginther Pat Ginther Owner	Date 7/9/13

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